EXHIBIT 99.(c)
FLORIDA POWER CORPORATION
NEWS RELEASE
Corporate Relations Department, St. Petersburg, Florida

                                                   Media Contact:
                                                   Melanie Forbrick 813/866-5023


    Parties Reach Agreement In Florida Power's Request For Fuel Cost Recovery

St. Petersburg, Fla. (June 19, 1997) -- Florida Power Corporation, the Attorney General of the State of Florida, the Office of Public Counsel, the Florida Industrial Power Users Group, the Florida Consumers Action Network, State Senator Charlie Crist, the Lake Dora Harbour Homeowners Association, Inc., and the American Association of Retired Persons have reached an agreement that resolves all disputed issues in a case involving Florida Power's request to collect replacement fuel and purchased power costs associated with the extended outage of its Crystal River nuclear unit.
         The Florida Public Service Commission (FPSC) is expected to vote on the proposed settlement at the earliest possible date. If the agreement is approved, Florida Power will stop recovery of the portion of fuel charge associated with the outage and immediately refund, with interest, money collected since the increase went into effect on April 1. The company had been given permission to collect approximately $2.22 per 1,000 kilowatt-hours on an interim basis. The refund will be made as a one-time credit to the customer's electric bill.
         The agreement will allow the company to recover $33.8 million, plus interest, of the estimated $170 million in replacement fuel costs expected to be incurred during the outage that began in September 1996. The $33.8 million represents replacement fuel costs from September, October and November of 1996. The company will begin recovery of this money after the plant returns to service, which is expected to be by the end of the year. In order to minimize the impact on customers, the cost will be spread over 12 months as part of the fuel charge on electric bills. The remaining unrecovered replacement fuel costs will be deferred and amortized for up to 48 months and will not result in an increase in customer bills.
         In order to offset a portion of the amortization, Florida Power will temporarily suspend accruing its reserve for fossil plant dismantlement costs for a period of four years. Prior to the end of the amortization period the company will submit a study for use by the FPSC in establishing a revised accrual to the dismantlement reserve. Any increase due to a deficiency in the reserve will be absorbed by Florida Power.
         Florida Power Corporation President and CEO Joseph H. Richardson said, "We are sensitive to the concerns our customers have expressed about paying higher electricity prices while our nuclear plant is out of service. This agreement is a positive step that addresses those concerns. It also gives us the opportunity to focus our full attention on bringing the plant back into service as soon as possible."

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Florida Power Corporation
Parties Reach Agreement


         In addition to the refund, the company will maintain its current base rates for the next four years. And as previously announced by Florida Power, its customers will not bear additional costs related to the capital and non-fuel operating and maintenance expenses associated with the nuclear plant outage. The capital costs of the outage are estimated to be between $30 million and $45 million. The operating and maintenance expenses are estimated to be from $80 million to $100 million. The total cost of the outage, including capital, operating and maintenance and replacement fuel, is expected to be between $280 million and $315 million.
         Florida Power Corporation is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE:FPC) and serves 1.2 million customers in central and northern Florida.


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